SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2010

Intellect Neurosciences, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-128226	20-2777006
(Commission File Number)	(I.R.S. Employer Identification No.)

45 West 36th Street, New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

(212) 448-9300
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Agreement to Enter into Financing Agreements

On December 15, 2010, the Board of Directors (the “Board”) of Intellect Neurosciences, Inc. (OTCBB: ILNS) (the “Company”) approved a binding term sheet (the “Term Sheet”) containing the material terms of a transaction (the “Transaction”) to be entered into among the Company, as obligor, and certain existing shareholders of the Company and any new lenders who participate in the Transaction (the “Lenders”).

Pursuant to the Term Sheet, the Lenders will purchase $500,000 principal amount of convertible notes of the Company (the “Notes”) for a purchase price of $500,000.  The Notes will have a three-year maturity and will bear interest at the rate of 14% per annum, due at the maturity of the Notes.  Principal and accrued interest on the Notes will be convertible into common stock of the Company at an initial conversion price of $.0025 per share, subject to customary anti-dilution protection in the case of stock dividends, stock splits, reverse splits, reorganizations and recapitalizations and subject to full ratchet protection in the case of any sale of common stock or common stock equivalents by the Company at a price less than the then effective conversion price of the Notes.

In addition, the Company will grant the Lenders five-year warrants (the “Warrants”) to purchase common stock of the Company at an initial exercise price of $.0025 per share with an aggregate exercise price equal to the purchase price of the Notes, subject to customary anti-dilution protection in the case of stock dividends, stock splits, reverse splits, reorganizations and recapitalizations and subject to full ratchet protection in the case of any sale of common stock or common stock equivalents by the Company at a price less than the then effective exercise price of the Warrants.

As additional consideration, the Company will issue to the Lenders shares of Convertible Preferred Stock with an initial aggregate liquidation preference equal to $10 million. The Preferred Stock will be convertible into common stock of the Company at an initial conversion price of $.0025 per share, subject to customary anti-dilution protection in the case of stock dividends, stock splits, reverse splits, reorganizations and recapitalizations and subject to full ratchet protection in the case of any sale of common stock or common stock equivalents by the Company at a price less than the then effective conversion price of the Preferred Stock.

The Term Sheet provides the Lenders with a nine-month option to invest up to an additional $500,000 on substantially the same terms.

In consideration of the Company’s issuance of the securities described above, one of the Lenders has agreed to extend the term of $137,500 principal amount of previously issued convertible promissory notes of the Company held by such Lender, originally scheduled to mature in April 2013, to the date that is five years from the execution of the Term Sheet.  In addition, all of the Lenders have agreed not to sell in the open market any common stock of the Company owned by them for a period of six months from the execution of the Term Sheet.  The Company has agreed to effect a one for fifty reverse stock split, as previously approved by the Company’s shareholders, within six months from the execution of the Term Sheet.  The Company has also agreed not to incur any indebtedness for borrowed money without the consent of a majority in interest of the Lenders.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Description

On December 15, 2010, Intellect Neurosciences, Inc. (OTCBB: ILNS) and certain of its shareholders executed a binding letter of intent containing the material terms of additional funding provided by such shareholders to Intellect. The transactions contemplate the execution of definitive agreements.  A copy of the letter of intent is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

The following exhibit is furnished as part of this Report on Form 8-K:

Exhibit	Description

99.1	Proposal for Investment of $500,000, dated December 7, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLECT NEUROSCIENCES, INC.

Date: December 17, 2010	By:	/s/ Elliot Maza
Name: Elliot Maza
Title: President and CFO